EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Urban One, Inc.

Silver Spring, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3/A (No. 333-223695) and Form S-8 (No. 333-232991) of Urban One, Inc. of our report dated April 29, 2020, relating to the consolidated financial statements of Urban One, Inc., which appear in this Form 10-K.

/s/ BDO USA, LLP

McLean, Virginia

April 29, 2020